Exhibit (h)(3)(p)
SCHEDULE A
OPERATING EXPENSE LIMIT FOR PACIFIC LIFE FUNDS
Effective: July 1, 2008 through June 30, 2009

Maximum Operating Expense Limit
(as a Percentage of average daily net assets)
PL Portfolio Optimization Conservative	0.00%
PL Portfolio Optimization Moderate-Conservative	0.00%
PL Portfolio Optimization Moderate	0.00%
PL Portfolio Optimization Moderate-Aggressive	0.00%
PL Portfolio Optimization Aggressive	0.00%
PL Money Market Fund	0.30%
PL Floating Rate Loan Fund	0.30%
PL Small-Cap Value Fund	0.30%
PL Main Street Core Fund	0.30%
PL Emerging Markets Fund	0.30%
PL Small-Cap Growth Fund	0.30%
PL International Value Fund	0.30%
PL Large-Cap Value Fund	0.30%
PL Short Duration Bond Fund	0.30%
PL Growth LT Fund	0.30%
PL Mid-Cap Equity Fund	0.30%
(formerly called Mid-Cap Value)
PL Large-Cap Growth Fund	0.30%
PL International Large-Cap Fund	0.30%
PL Managed Bond Fund	0.30%
PL Inflation Managed Fund	0.30%
PL Comstock Fund	0.30%
PL Mid-Cap Growth Fund	0.30%
PL Real Estate Fund	0.30%
AGREED TO & ACCEPTED BY:
PACIFIC LIFE FUNDS

By:	/s/ Mary Ann Brown

Name:	Mary Ann Brown
Title:	President
PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	VP, Fund Advisor Operations	Title:	AVP, Fund Advisor Compliance &

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President & Chief Executive Officer	Title:	Vice President & Secretary